Exhibit 10.7
A. SCHULMAN, INC.
2006 INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
GRANTED TO
JOSEPH M. GINGO on FEBRUARY 29, 2008
A. Schulman, Inc. (“Company”) believes that its business interests are best served by extending to you an opportunity to earn additional compensation based on the growth of the Company’s business. To this end, the Company adopted, and its stockholders approved, the A. Schulman, Inc. 2006 Incentive Plan (“Plan”) as a means through which employees like you may share in the Company’s success. Capitalized terms that are not defined herein shall have the same meanings as in the Plan.
This Award Agreement describes many features of your Award and the terms and conditions of your Award. To ensure you fully understand these terms and conditions, you should:
•	Read the Plan carefully to ensure you understand how the Plan works;

•	Read this Award Agreement carefully to ensure you understand the nature of your Award and what you must do to earn it; and

•	Contact Rand Torgler at (330) 668-7224 if you have any questions about your Award.
Also, no later than March 28, 2008, you must return a signed copy of the Award Agreement to:
Rand Torgler
A. Schulman, Inc.
3550 West Market Street
Akron, Ohio 44333
Nature of Your Award
You have been granted Restricted Stock Units. Each Restricted Stock Unit represents the right to receive cash equal to the Fair Market Value of a Share, subject to the terms and conditions of this Award Agreement and the Plan. The terms and conditions affecting your Restricted Stock Units are described in this Award Agreement and the Plan, both of which you should read carefully.
Grant Date: February 29, 2008.
Number of Restricted Stock Units: You have been granted 24,436 Restricted Stock Units (“Total Units”), subject to the terms and conditions of this Award Agreement and the Plan.
When Your Award Will Vest
Your Restricted Stock Units will be settled or will be forfeited depending on whether the applicable terms and conditions have been met. For purposes of this Award Agreement, [a] “Performance Period” shall mean the period beginning on September 1, 2007 and ending on August 31, 2008 and [b] “Normal Vesting Date” shall mean August 31, 2008.

Normal Vesting Date: Except as otherwise provided in this Award Agreement, the number of Total Units that will vest on the Normal Vesting Date will depend on the achievement of the Performance Objectives, as set forth in the table below, during the Performance Period, as reported to and approved by the Committee. With respect to each Performance Objective, the number of Restricted Stock Units that will vest on the Normal Vesting Date will equal: [a] the applicable Percentage of Total Units, as set forth in the table below, multiplied by [b] the indicated percentage at the Threshold, Target, Stretch Budget and Maximum performance levels; provided, however, that if a Performance Objective is not achieved or is achieved at a performance level which is less than Threshold, all of your Restricted Stock Units with respect to that Performance Objective will be forfeited. If the achievement of a Performance Objective is between performance levels, the number of Restricted Stock Units that vest will be interpolated by the Company. Any Restricted Stock Units that do not vest as of the Normal Vesting Date shall be forfeited.

	Percentage of	Threshold*	Target*	Stretch*	Maximum*
Performance Objective	Total Units	(33.33%)	(66.67%)	(83.33%)	(100%)
Net Income	40%	85.71%	100.00%	114.00%	131.37%
Cash Flow (Excluding Capital Expenditures)	30%	85.65%	100.00%	114.20%	131.34%
Return on Invested Capital	30%	86.17%	100.00%	113.83%	130.85%

*	Expressed as percentages for public filing and confidentiality purposes
Notwithstanding the foregoing, your Restricted Stock Units may vest earlier in the circumstances described below.
How Your Restricted Stock Units Might Vest Earlier Than the Normal Vesting Date: Your Restricted Stock Units will immediately vest and all Performance Objectives will be deemed to have been met at the Maximum performance level if there is a Change in Control.
How Your Termination Will Affect Your Restricted Stock Units: You may forfeit your Restricted Stock Units if you Terminate before the Normal Vesting Date, although this will depend on why you Terminate.

[a] If you Terminate because of [i] death, [ii] Disability or [iii] after qualifying for Retirement if the Committee agrees to treat your Termination as a Retirement, a prorata portion of your Restricted Stock Units granted through this Award Agreement will vest but only if the Performance Objectives described above are actually met at the Normal Vesting Date:

Number of Restricted Stock Units that would have vested if you had not Terminated before the Normal Vesting Date	X	the number of whole months between the Grant Date and your Termination date
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If those Performance Objectives are not met, all of your Restricted Stock Units will be forfeited.
[b] If you Terminate under any other circumstances, all of the Restricted Stock Units granted through this Award Agreement will be forfeited.
Settling Your Award
Your vested Restricted Stock Units will be settled no later than the 15th day of the third month following the applicable vesting date for a cash payment equal to the whole number of vested Restricted Stock Units to be settled, multiplied by the Fair Market Value of a Share on the applicable settlement date. All Restricted Stock Units relating to fractional Shares will be cancelled without any consideration.
Other Rules Affecting Your Award
Rights During the Performance Period: During the Performance Period, you will have no voting rights with respect to the Shares underlying your Restricted Stock Units. You shall be entitled to receive any cash dividends that are declared and paid during the Performance Period with respect to the Shares underlying two-thirds of your Total Units (the “Target Units”), subject to the terms and conditions of the Plan and this Award Agreement. If a cash dividend is declared and paid during the Performance Period on the Shares underlying the Target Units, you will be deemed to have been credited with a cash amount equal to the product of [a] the number of the Target Units that have not been settled or forfeited as of the dividend payment date, multiplied by [b] the amount of the cash dividend paid per Share. Such amount shall be subject to the same terms and conditions as the related Target Units and shall vest and be settled in cash if, when and to the extent the related the Target Units vest and are settled. In the event a Target Unit is forfeited under this Award Agreement, the related dividends will also be forfeited.
Beneficiary Designation: You may name a beneficiary or beneficiaries to receive any Restricted Stock Units and any other right under the Plan that are unexercised or unsettled at your death. To do so, you must complete a new beneficiary designation form by contacting Rand Torgler at (330) 665-7224 or the address below. If you die without completing a beneficiary designation form or if you do not complete that form correctly, your beneficiary will be your surviving spouse or, if you do not have a surviving spouse, your estate.

Tax Withholding: Applicable withholding taxes must be withheld with respect to your Award. These taxes may be paid in one of several ways. They are:
•	By the Company withholding this amount from other amounts owed to you (e.g., from your salary);

•	By giving the Company a check (payable to “A. Schulman, Inc.”) in an amount equal to the taxes that must be withheld; or

•	By having the Company withhold a portion of the cash payment that otherwise would be distributed to you equal to the taxes that must be withheld.
You must choose the approach you prefer before the Restricted Stock Units are settled, although the Company may reject your preferred method for any reason (or for no reason). If this happens or if you do not choose a method within 30 days of the applicable settlement date, the Company will specify (from among the alternatives just listed) how these taxes are to be paid.
Transferring Your Restricted Stock Units: Normally, your Restricted Stock Units may not be transferred to another person. However, as described above, you may complete a beneficiary designation form to name the person to receive any Restricted Stock Units that are settled after you die. Also, the Committee may allow you to transfer your Restricted Stock Units to certain Permissible Transferees, including a trust established for your benefit or the benefit of your family. Contact Rand Torgler at the address or number given below if you are interested in doing this.
Governing Law: This Award Agreement will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the State of Ohio, except to the extent that the Delaware General Corporation Law is mandatorily applicable.
Other Agreements: Also, your Restricted Stock Units will be subject to the terms of any other written agreements between you and the Company or a Related Entity to the extent that those other agreements do not directly conflict with the terms of the Plan or this Award Agreement.
Adjustments to Your Restricted Stock Units: Subject to the terms of the Plan, your Award will be adjusted, if appropriate, to reflect any change to the Company’s capital structure (e.g., the number of your Restricted Stock Units will be adjusted to reflect a stock split).
Other Rules: Your Restricted Stock Units also are subject to more rules described in the Plan. You should read the Plan carefully to ensure you fully understand all the terms and conditions of this Award.
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You may contact Rand Torgler at the address or number given below if you have any questions about your Award or this Award Agreement.
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Your Acknowledgment of Award Conditions
Note: You must sign and return a copy of this Award Agreement to Rand Torgler at the address given below no later than March 28, 2008.
By signing below, I acknowledge and agree that:
•	A copy of the Plan has been made available to me;

•	I understand and accept the conditions placed on my Award and understand what I must do to earn my Award;

•	I will consent (in my own behalf and in behalf of my beneficiaries and without any further consideration) to any change to my Award or this Award Agreement to avoid paying penalties under Section 409A of the Code, even if those changes affect the terms of my Award and reduce its value or potential value; and

•	I must return a signed copy of this Award Agreement to the address shown below by March 28, 2008.

JOSEPH M. GINGO	A. SCHULMAN, INC.

/s/ Joseph M. Gingo (signature)	By:	/s/ Paul F. DeSantis

Date signed: March 23, 2008	Date signed: March 17, 2008
A signed copy of this Award Agreement must be sent to the following address no later than March 28, 2008:
Rand Torgler
A. Schulman, Inc.
3550 West Market Street
Akron, Ohio 44333
(330) 668-7224